Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
April 23, 2024

Farmers and Merchants Bancshares, Inc.	Contact:	Mr. Gary A. Harris
4510 Lower Beckleysville Rd, Suite H		President and Chief Executive Officer
Hampstead, Maryland 21074		(410) 374-1510, ext. 1104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $1,219,987 OR $0.39 PER SHARE FOR THE THREE MONTHS ENDED MARCH 31, 2024

HAMPSTEAD, MARYLAND (April 23, 2024) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent company of Farmers and Merchants Bank (the “Bank” and, together with the Company, “we”, “us” and “our”), announced that net income for the three months ended March 31, 2024 was $1,219,987, or $0.39 per common share (basic and diluted), compared to $1,900,851, or $0.62 per common share (basic and diluted), for the same period in 2023. Higher interest expense as a result of the Federal Reserve rate increases over the last two years was the primary reason for the decline in net income. The Company’s return on average equity during the three months ended March 31, 2024 was 9.40% compared to 15.49% for the same period in 2023. The Company’s return on average assets during the three months ended March 31, 2024 was 0.61% compared to 1.05% for the same period in 2023.

Net interest income for the three months ended March 31, 2024 was $482,812 lower when compared to the same period in 2023 due to a decrease in the net interest margin to 2.69% for the three months ended March 31, 2024 from 3.24% for the same period in 2023. The decline in the net interest margin was partially offset by a $75.8 million increase in average interest earning assets to $779.9 million for the three months ended March 31, 2024 from $704.1 million for the same period in 2023. Higher interest expense was the driving factor in the lower net interest income. The Federal Reserve rate increases of 5.25% since March 2022 caused the cost of deposits and borrowings to increase by 145 basis points to 2.48% for the three months ended March 31, 2024 from 1.03% for the same period in 2023. In addition, average interest bearing liabilities increased by $83.7 million to $626.9 million for the three months ended March 31, 2024 from $543.2 million for the same period in 2023. The taxable equivalent yield on total average interest-earning assets increased 65 basis points to 4.68% for the three months ended March 31, 2024 from 4.03% for the same period in 2023, partially offsetting the higher cost of funds.

The Bank entered into several interest rate swaps structured as fair value hedges during 2023, some in combination with the purchase of mortgage backed securities, to offset the impact of higher interest expense on deposits and borrowings. Our loan portfolio is comprised primarily of commercial real estate loans with fixed rates for five-year terms. As those loans reprice, our net interest margin should improve. In addition, our current strategy is to increase the diversification of our portfolio with commercial and industrial loans, which are typically adjustable rate loans and would provide an immediate higher yield in today’s interest rate environment.

No provision was recorded for credit losses for the three months ended March 31, 2024. For the three months ended March 31, 2023, we recorded a $270,000 recovery.

Noninterest income increased by $122,001 for the three months ended March 31, 2024 when compared to the same period in 2023, primarily as a result of a $142,794 increase in gain on insurance proceeds for our Upperco location, offset by a $20,342 decrease in mortgage banking income. Noninterest expense was $355,032 higher in the three months ended March 31, 2024 compared to the same period in 2023, due primarily to a $208,128 increase in other expenses and an $111,999 increase in salaries and benefits. The increase in other expenses was due primarily to costs associated with our core system conversion that will occur in 2024. Also, the Bank’s FDIC assessment expense increased due to higher FDIC assessment rates. The increase in salaries and benefits was due to normal annual salary increases as well as the hiring of several new employees.

Income taxes decreased by $304,979 during the three months ended March 31, 2024 when compared to the same period in 2023 due to lower earnings before taxes. The effective tax rate decreased to 22.1% for the three months ended March 31, 2024 from 25.5% for the same period last year due to an increase in the amount of nontaxable income included in pretax income year over year.

Total assets decreased slightly to $795 million at March 31, 2024 from $800 million at December 31, 2023. Loans increased to $537 million at March 31, 2024 from $523 million at December 31, 2023. Investments in debt securities decreased slightly to $182 million at March 31, 2024 from $184 million at December 31, 2023. Deposits decreased to $656 million at March 31, 2024 from $681 million at December 31, 2023 due primarily to an $18 million reduction in brokered deposits. The Company’s tangible equity was $46 million at March 31, 2024 compared to $45 million at December 31, 2023.

The book value of the Company’s common stock increased to $17.03 per share at March 31, 2024 from to $16.74 per share at December 31, 2023. Book value per share at March 31, 2024 is reflective of the $24 million unrealized loss on the Bank’s available for sale (“AFS”) investment portfolio as a result of the significant rise in interest rates over the last 24 months. Changes in the market value of the AFS investment portfolio, net of income taxes, are reflected in the Company’s equity, but are not included in the income statement. The AFS investment portfolio is comprised of 59% government agency mortgage backed securities which are fully guaranteed, 35% investment grade non agency mortgage backed securities, 2% investment grade corporate and municipal bonds, and 4% subordinated debt of other community banks. There is no indication of credit deterioration in any of the bonds and we intend to hold these investments to maturity, so no actual losses are anticipated. There is no impact on regulatory capital because the Bank elected many years ago to not include in the calculation of regulatory capital changes in the market value of the AFS investment portfolio regardless of whether they are positive or negative.

The Bank began utilizing the Federal Reserve Bank’s Bank Term Funding Program (“BTFP”) during the second quarter of 2023 and had borrowings of $54,000,000 outstanding at March 31, 2024 with a maturity date of January 15, 2025 an increase of $21,000,000 from December 31, 2023. Eligible collateral for the BTFP includes mortgage backed securities which are valued at par instead of market providing greater availability than other facilities. The BTFP also provides competitive fixed rates for up to a one-year term and advances can be refinanced or paid off in full or in part at any time. The FRB eliminated new BTFP advances on March 11, 2024. This facility, along with our Federal Home Loan Bank facility, other borrowing lines available, unpledged securities, brokered deposit access, and cash, provided us with access to approximately $364 million of liquidity at March 31, 2024.

Gary A. Harris, President and CEO, commented “Higher deposit and borrowing costs continue to negatively impact earnings. Current indications are that rates will remain high for most of 2024. However, our loan portfolio had significant growth during the first quarter, our asset quality remains high, and our liquidity position remains strong. I am happy to report that our Upperco location, which was partially closed for over 18 months due to storm damage, reopened in March. In addition, we look forward to the opening of our new Towson commercial loan production office in the second quarter.”

About the Company

The Company is a financial holding company and the parent company of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31, *
	2024	2023

Assets

Cash and due from banks	$25,375,049	$44,404,473
Federal funds sold and other interest-bearing deposits	258,181	285,864
Cash and cash equivalents	25,633,230	44,690,337
Certificates of deposit in other banks	100,000	100,000
Securities available for sale, at fair value	162,126,265	164,084,673
Securities held to maturity, at amortized cost less allowance for credit losses of $31,670 and $35,627	20,198,804	20,163,622
Equity security, at fair value	507,743	507,130
Restricted stock, at cost	920,900	863,500
Loans, less allowance for credit losses of $4,317,837 and $4,285,247	537,080,607	523,308,044
Premises and equipment, net	7,282,487	6,583,452
Accrued interest receivable	2,235,859	2,180,734
Deferred income taxes, net	8,436,251	8,312,482
Other real estate owned, net	1,242,365	1,242,365
Bank owned life insurance	15,021,074	14,930,754
Goodwill and other intangibles, net	7,032,342	7,034,424
Other assets	6,775,313	5,939,309
	$794,593,240	$799,940,826

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$115,416,221	$115,284,706
Interest-bearing	540,561,366	565,678,145
Total deposits	655,977,587	680,962,851
Securities sold under repurchase agreements	5,600,380	6,760,493
Federal Home Loan Bank of Atlanta advances	5,000,000	5,000,000
Federal Reserve Bank advances	54,000,000	33,000,000
Long-term debt, net of issuance costs	12,741,562	13,212,378
Accrued interest payable	1,404,170	1,482,773
Other liabilities	6,792,739	7,344,040
	741,516,438	747,762,535
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,116,966 shares in 2024 and 2023	31,170	31,170
Additional paid-in capital	30,402,618	30,398,080
Retained earnings	40,653,172	39,433,185
Accumulated other comprehensive loss	(18,010,158)	(17,684,144)
	53,076,802	52,178,291
	$794,593,240	$799,940,826

* - Derived from audited consolidated financial statements

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2024	2023

Interest income
Loans, including fees	$6,881,911	$6,045,548
Investment securities - taxable	1,579,066	805,707
Investment securities - tax exempt	136,778	139,844
Federal funds sold and other interest earning assets	468,307	61,430
Total interest income	9,066,062	7,052,529

Interest expense
Deposits	3,100,926	1,034,851
Securities sold under repurchase agreements	23,009	4,338
Federal Home Loan Bank advances and other borrowings	12,588	204,447
Federal Reserve Bank advances	621,683	263
Long-term debt	133,600	151,562
Total interest expense	3,891,806	1,395,461
Net interest income	5,174,256	5,657,068

Recovery of credit losses	-	(270,000)

Net interest income after recovery of credit losses	5,174,256	5,927,068

Noninterest income
Service charges on deposit accounts	194,674	186,707
Mortgage banking income	4,951	25,293
Bank owned life insurance income	90,321	83,105
Fair value adjustment of equity security	(3,541)	5,767
Gain on insurance proceeds	142,794	-
Other fees and commissions	75,216	81,542
Total noninterest income	504,415	382,414

Noninterest expense
Salaries	1,976,187	1,876,444
Employee benefits	606,313	594,057
Occupancy	246,327	214,116
Furniture and equipment	242,421	239,727
Other	1,041,219	833,091
Total noninterest expense	4,112,467	3,757,435

Income before income taxes	1,566,204	2,552,047
Income taxes	346,217	651,196
Net income	$1,219,987	$1,900,851

Earnings per share - basic	$0.39	$0.62
Earnings per share - diluted	$0.39	$0.62